EXHIBIT 10.42

June 1, 2004

Jeffrey A. Whitnell
5486 Ranier Drive
Lisle, IL 60532-2060

Dear Jeff,

I am pleased to offer you the position of Vice President, Finance and Chief Financial Officer based at our headquarters in Buffalo Grove. Your starting salary will be six thousand nine hundred twenty three dollars and eight cents ($6,923.08) bi-weekly, and you will report to Arthur Przybyl, President, President and Chief Executive Officer.

You will be eligible to participate in Akorn’s Performance Incentive Plan. As Vice-President, your potential annual bonus is thirty percent (30%) of base salary subject to plan details and annual Board of Directors approval of payout. Any payout for 2004 will be prorated.

In addition, you will receive an initial grant of stock options to purchase one hundred thousand (100,000) shares of Akorn, Inc. common stock priced at closing price on the date you begin employment. Stock options are subject to the terms of the stock option plan and an agreement, which each participant is required to sign.

In addition, you will receive a car allowance of five hundred dollars ($500) monthly. In accordance with our car allowance policy, business mileage is reimbursed at the reduced rate of twenty cents ($.20) per mile.

You will also be eligible for benefits which include medical, dental, vision, Smart-Choice, Akorn’s (401K) Retirement Savings Program, Akorn Equity, our Employee Stock Purchase Program, flexible spending accounts, Education Assistance, an Employee Assistance program, life and disability insurance and Paid Time Off (PTO).

Your employment at Akorn will be “at-will”, which means that either your or the Company may terminate employment at any time. Nothing in this letter should be interpreted as a contract of employment.

Akorn does commit, however, that in the event of your termination without cause, you will be entitled to six (6) months severance, paid biweekly at the salary in effect at the time of your termination. “Without cause” is held to mean that the reason for termination is due to reasons other than inadequate or deficient performance on your part, misuse or misappropriation of company assets, violation of company policy or legal statute relevant to your role and responsibilities at Akorn, or conduct detrimental to the company.

This offer is contingent upon successful completion of both a pre-employment background check and a drug-screening test. In addition, you will need to sign our Employee Confidential Information Agreement and our Asset Repayment Agreement as a condition of employment, which I have enclosed.

Jeffrey, we are very pleased at the prospect of your joining us and look forward to working closely with you. Should you have any questions about this offer or any matter related to your employment at Akorn, please do not hesitate to contact me.

May I request that you sign and date below in acknowledgment of the contents of this letter and return it to my attention, along with (1) the Employee Confidential Information Agreement and (2) the Asset Repayment Agreement. Copies are enclosed for your records.

Respectfully,

/s/ Neill E. Shanahan

Neill E. Shanahan, Vice-President,
Human Resources

Cc: Art Przybyl

I accept this offer of employment and understand the terms and conditions outlined above.

/s/ Jeffrey Whitnell	June 1, 2004

Jeffrey Whitnell	Date